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                                                                 Exhibit 99(a)

NEWS RELEASE



Contact:            Monika Brown         301 Perimeter Center North
                    Investor Relations   Atlanta, GA 30346
                    (404) 668-5926




                 HBOC COMPLETES ACQUISITION OF FDC HEALTH SYSTEMS GROUP

        ATLANTA, June 19, 1995 -- HBO & Company (Nasdaq:HBOC) today announced it has completed the acquisition of the Charlotte-based Health Systems Group of First Data Corporation (HSG). HBOC purchased HSG for 4 million shares of HBOC stock. The transaction will be accounted for as a purchase of assets. During the second quarter, HBOC will take a one-time pretax charge of approximately $125 million for the acquisition, primarily related to purchased research and development for HSG.
        With 1994 revenue of approximately $121 million, HSG has more than 500 customers.
        "The acquisition of HSG is a continuation of HBOC's strategy to deliver new enterprisewide solutions while continuing to support and enhance our customers existing products ," said Charles W. McCall, HBOC president and chief executive officer. "We believe the combination of our product strength, customer base and financial position gives us a strategic advantage in the healthcare informatics industry."
        HBOC announced its plans to acquire HSG on May 16, 1995. Since then, the company has been working to ensure a smooth transition of the HSG business to HBOC, says vice president James A. Gilbert. "Our overriding goal is to provide uninterrupted, high-quality service to every HSG customer," he said. "At the same time, we've taken steps to eliminate redundancies and streamline processes to ensure future profitability."
        Gilbert said that HBOC will operate HSG as a business unit under the leadership of Chuck Miller, a former HSG vice president, who will report to Gilbert.
        HBO & Company delivers underpriced patient care, clinical, financial and strategic management software solutions, as well as networking technologies, outsourcing and other services to healthcare organizations in the United States, United Kingdom, Canada, Australia and New Zealand.


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